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                                  EXHIBIT 99.1




To:      Key managers
From:    Henry Meyer
Re:      Executive changes
August 8, 2002


We're announcing today several executive changes that will substantially complete the integration of McDonald Investments and Key and enable us to better serve our corporate clients going forward.

While these actions are strategic in nature, their timing was precipitated by Bob Clutterbuck's decision to retire as the CEO of McDonald. Some time ago, Bob expressed his desire to return to working directly on important customer relationships and providing clients with asset management services. Bob and I agreed that the timing was now right for us to begin the transition. Effective immediately, Bob will serve as vice chairman of McDonald, working on a variety of organizational issues, assisting in the transition and overseeing our relationship with regulatory agencies and the stock exchanges. I greatly appreciate his willingness to take an active role to ensure the success of the transition.

Bob will work closely with Bob Jones, who becomes the CEO of McDonald, and Key Corporate Finance's Tom Bunn, who takes responsibility for the following additional businesses: investment banking, equities capital markets, bank capital markets, non-franchise interest rate derivatives, and fixed income. By aligning these businesses with Corporate Finance's commercial lending activities and its treasury management and electronic services we will greatly improve our ability to offer our corporate clients the full breadth of our commercial product and service portfolio.

Bob Clutterbuck has played an extraordinary role in advancing the integration of Key and McDonald. There is no greater testament to his success and that of Bill Summers, who remains chairman of McDonald Investments, than the very substantial progress we've already made, particularly when measured against our peers. Some of these institutions simply have given up trying to do what we are on the verge of completing. In this respect, Bob's efforts will provide us with a competitive advantage for many years to come. I hope all of you will join me in thanking Bob Clutterbuck for the significant contributions he has made to Key.

Bob Jones' promotion reflects the excellent job he's done in managing our High Net Worth initiative, which will build on the strengths of McDonald's brokerage and Key's private banking businesses. This has been an extremely difficult and complex assignment with many regulatory and organizational hurdles, but it, too, is critically important to completing the integration process and leveraging our 1Key capabilities. In his new position, Bob continues to manage the

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High Net Worth organization, public finance and the public sector. He also is responsible for compliance, human resources, investment operations and administration at McDonald.

As a result of these changes, Bob Jones and Rick Buoncore will join my executive team as direct reports. Rick Buoncore heads Victory Capital Management and has played an increasingly important management role. Victory has had an outstanding investment performance record given the current volatile markets and provides significant cross-selling potential to both our institutional and individual clients.